FOR IMMEDIATE RELEASE

GLOBAL CLEAN ENERGY HOLDINGS, INC. ISSUES LETTER TO SHAREHOLDERS

Richard Palmer, President & CEO, Comments on 2020 and 2021

LOS ANGELES, California. January 4, 2021 – Global Clean Energy Holdings, Inc. (OTCQB: GCEH) following the issuance of its Form 10Q for the third quarter ending Sept 30, 2020, has released a Letter to its Shareholders to provide an update on its vertically integrated renewable fuels business including the status of the renovation of its renewable diesel refinery in Bakersfield, California.

President’s Letter to Shareholders

This has been an incredibly tasking year for everyone, and we hope that you were able to take some time during the holidays to spend it directly or virtually with your family and friends.  I want to take the time to thank all of our employees for their commitment to our mission.  I am extremely proud of the world class team we have assembled  from the upstream plant science and farming teams to the downstream design, implementation and operations teams working on our new biorefinery.  Everyone has worked tirelessly and unselfishly through these trying times, while never losing sight and leading by example of “safety first” for all of our employees, partners, contractors and vendors.

The purpose of this Letter to Shareholders is to provide a year-end update, a view of 2021 and to continue a positive trend of frequent communication between Global Clean Energy Holdings, Inc. (OTCQB: GCEH) and our very loyal shareholders. I draw a lot of comfort from the fact that all of our employees are part of the ownership structure at GCEH, that their interests are aligned with those of all other shareholders and management, and that they too will directly benefit from our overall success.

The Letter comes on the heels of our most recent round of filings with the Securities and Exchange Commission.  Our 3rd quarter Form 10-Q report brings us current on all of our SEC reporting obligations.  Our publicly traded stock OTCQB: GCEH has been lifted to the OTC Markets OTCQB trading platform, effective December 29th, 2020.  We are also working with OTC Markets to be further elevated to their OTCQX platform, which is the highest level within OTC Markets.  We would expect this will become effective once we meet their final trading price qualification, which is in sight. These are all steps towards our plan of moving to a national exchange.

I want to first draw your attention to the highlights from our 3rd quarter SEC report, and then to the update on our business activities:

Third Quarter 2020 Form 10-Q filing: Our financial statements reflect the addition of the Bakersfield refinery that we acquired in May 2020, and the additional activity through September 30, 2020, including the cash in our accounts that will be used for the renovation of the refinery.  Our financial statements also provide significant detail on our cash balances and credit facilities to be used to fund the construction and operations activities of the refinery.

●You will notice that our total assets have increased to more than $211 Million in 3Q 2020, up from $9.4 Million at year end 2019.

●Over the next ~12 months, the majority of the cash drawn down from our credit facilities and utilized in the refinery renovation, currently labeled as restricted cash, will be transferred into an asset account labeled Construction in Process or “CIP”.  Upon completion of construction these costs will be allocated as appropriate and become part of the company’s fixed assets.

●Also, upon completion of construction, the capital drawn on our Senior credit facility will be converted to a term loan, a long term liability fully amortized over 5 years and repaid out of operational cash flow.

●As we progress retooling the facility, we will continue to decommission certain equipment and facilities that are not needed.  This will reduce the long-term liabilities that we assumed as part of the refinery acquisition. These liabilities include both our “Asset Retirement Obligations” and “Environmental Liabilities” – as liabilities are reduced, our net financial position will improve further. We maintain our commitment to cleaning up the site and are thrilled to report we have continued the effort every day since we purchased the facility.  When our biorefinery comes online, we will exclusively process organic feedstocks like vegetable oils and waste fats, and will never produce any petroleum-based products, ensuring the permanent transition of the crude oil facility to a sustainable biorefinery.

●During our shareholder meeting in November, we received a supermajority approval on all of the initiatives we put forward, including approval to effect a 1-for-10 reverse common stock split, significantly reducing the number of shares outstanding.  This will allow us to better manage our equity as we grow and become operational, while continually driving to enhance shareholder value. As stated above, our plan is to move our shares from the OTC markets to a national exchange like Nasdaq as soon as practically possible.

When completed in early 2022, the Bakersfield Renewable Fuels refinery will be the largest renewable fuels facility in the western United States, the second largest in the U.S., and one of the top five in the world.

The status of our construction activities is as follows:

●We continue to proceed with site work, planning, preparation, detailed engineering and construction.

●We have placed orders for all the major equipment, which is a critical path to construction completion.

●We continue to be on schedule for a January 2022 start up.

●We are comfortably under our projected capital spend plan to-date.

●We expect we have already drawn enough capital to-date from our credit facilities to carry us through the first quarter of 2021.

The following is an update on our upstream feedstock business, Sustainable Oils, Inc.:

●In 2020 we filed an additional 7 patent applications (now “Patent Pending”), which when granted will significantly expand our unique intellectual property portfolio in Camelina.  We expect to file an additional 6 patent applications this month.

●We continue our focused efforts to expand our unique position in the renewable fuels market by fully integrating upstream feedstock production with our downstream renewable fuels production asset in Bakersfield, California. The integrated supply chain with cost-based feedstocks differentiates us from all renewable fuel producers worldwide.

●We have adequate inventory of Certified Camelina Seed to plant as much as 110,000 acres of Camelina in 2021.

●We have already contracted with farmers for enough Certified Camelina Seed production in 2021 to plant up to 225,000 acres of Camelina in crop year 2022.

●We continue to execute contracts for 2021 crop production in the Pacific Northwest, the Northern Plains and the Midwest.

In closing, we are thankful more than ever for the commitment, hard work and support of our employees, partners, and stakeholders up and down our entire vertical business structure. Together we can drive to integrate our corporate strategy of producing non-food based feedstocks and converting them as part of advancing the drive to producing “zero-carbon” fuels.

We appreciate your continued support and the overwhelming vote of confidence you have placed with our Board of Directors' vision and our Management team.

Again, thank you all…watch us grow!!!

Happy New Year

Richard Palmer

President & Chief Executive Officer

Contacts:

contact@gceholdings.com

investor.relations@gceholdings.com